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                                                                     EXHIBIT 5.1


October 1, 1999

Board of Directors of
MCI WORLDCOM, Inc.
500 Clinton Center Drive
Clinton, Mississippi  39056

Ladies and Gentlemen:

         I am General Counsel - Corporate Development of MCI WORLDCOM, Inc., a Georgia corporation (the "Company"), and am familiar with the Post-Effective Amendment No. 1 on Form S-8 to Registration Statement No. 333-85919 on Form S-4 (collectively, the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission (the "Commission") under the securities Act of 1933, as amended (the "Act"), with respect to 815,000 shares (the "Shares") of Common Stock, par value $.01, of the Company ("Common Stock") which are to issued upon exercise of options granted under the MCI WorldCom/SkyTel 1990 Executive Incentive Plan, the MCI WorldCom/SkyTel 1988 Executive Incentive Plan and the MCI WorldCom/SkyTel Long-Term Management Incentive Plan (the "Plans").

         In connection herewith, I have examined and relied without investigation as to matters of fact upon the Registration Statement, the Second Amended and Restated Articles of Incorporation, as amended, and the Restated Bylaws of the Company, certificates, statements and results of inquiries of public officials and other officers and representatives of the Company, and such other documents, corporate records, certificates, opinions and instruments as I have deemed necessary or appropriate to enable me to render the opinions expressed herein. I have assumed the genuineness of all signatures on all documents examined by me, the legal competence and capacity of each person that executed documents, the authenticity of all documents submitted to me as originals, and the conformity to authentic originals of all documents submitted to me as certified or photostatic copies. I have also assumed the due authorization, execution and delivery of all documents.

         Based upon the foregoing, and in reliance thereon and subject to the qualifications, exceptions and limitations stated herein, I am of the opinion that when the Registration Statement, including any amendments thereto, shall have become effective under the Act, and the Shares have been issued in accordance with the terms of the Plan, then the Shares will be validly issued, fully paid and nonassessable.

         This opinion is not rendered with respect to any laws other than the latest codification of the Georgia Business Corporation Code available to me. This opinion has not been prepared by an attorney admitted to practice in Georgia.

         I hereby consent to the filing of this opinion as Exhibit 5.1 to the aforesaid Registration Statement on Form S-8. I also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                    Very truly yours,

                                    /s/ P. Bruce Borghardt

                                    P. Bruce Borghardt
                                    General Counsel - Corporate Development
                                    MCI WORLDCOM, Inc.